Amerityre Completes Private Placement for $3.87 Million in Proceeds

Boulder City, Nevada (February 2, 2006) – Amerityre Corporation (OTCBB: AMTY) announced that effective February 1, 2006, it has successfully completed a private placement for $3,870,000 in offering proceeds. Pursuant to the private placement, the Company has sold 107,500 Units of the Company’s securities at a purchase price of $36.00 per Unit.  Each Unit consisted of eight shares of the Company's Common Stock, $0.001 par value, a Class A Warrant for the purchase of one share of Common Stock at an exercise price of $5.00 exercisable for a three-year period, and a Class B Warrant for the purchase of one share of Common Stock at an exercise price of $5.50 exercisable for a five-year period.

Purchasers’ registration rights, the Company’s redemption rights and other details of the private placement are contained in the Company’s filing on Form 8K, dated February 1, 2006, with the Securities and Exchange Commission.  The Company will register approximately 1,075,000 shares of Common Stock, equaling the shares sold in the private placement plus the shares issuable upon exercise of the Class A and Class B Warrants.  The securities offered in the private placement were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

“Based on the successful completion of this $3.87 million private placement, we are confident that we can meet our operating needs and aggressively pursue our growth plans throughout the 2006 fiscal year,” said Richard Steinke, Amerityre’s President and Chief Executive Officer.  “Our revolutionary innovations in safer, more environmentally friendly tires are making headway toward acceptance and adoption by the potential strategic partners we are working with, and we are pleased that the private investors participating in this private placement have given us this vote of confidence in our proprietary technologies and their potential to spur our growth,” Mr. Steinke added.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new tire technologies.

It most recently has been developing polyurethane elastomer tires for highway and industrial applications, including retread processes.  Amerityre technologies are designed to: 1) significantly enhance vehicle safety by eliminating tire tread separation and blow-outs; 2) provide extended ‘run-flat’ mobility without air; 3) produce 10% or greater gains in vehicle fuel economy; and 4) allow for environmentally safe tire manufacturing and recycling options.  Amerityre plans to license its proprietary innovations in tire composition, design and manufacturing to major tire manufacturers.

For more information on Amerityre, visit its website at www.amerityre.com.

Certain information contained in this release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Such statements are made based upon current expectations that are subject to risk and uncertainty.  Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact

Elliott N. Taylor

entaylor@amerityre.com

(702) 293-1930 x113

CCG Contact

Sean Collins, Partner

(310) 477-9800

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